Exhibit 23.2

Consent of KPMG LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on S-8 of RLJ Entertainment, Inc. of our report dated May 14, 2015 relating to the consolidated financial statements of RLJ Entertainment, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ KPMG LLP

McLean, Virginia

April 25, 2016